UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 14, 2009
RIGHTNOW TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-31321	81-0503640
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

136 ENTERPRISE BOULEVARD, BOZEMAN, MT	59718
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (406) 522-4200
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 14, 2009, Steven Singh was appointed to the Board of Directors (the “Board”) of RightNow Technologies, Inc. (“RightNow” or the “Company”). Mr. Singh has been appointed as a Class III Board of Director, to serve until the Company’s 2012 annual meeting of stockholders. Mr. Singh is currently the Chairman of the Board and Chief Executive Officer of Concur Technologies, Inc., a provider of on-demand Employee Spend Management services.
     Pursuant to the Company’s policy, Mr. Singh will be reimbursed for reasonable expenses incurred in connection with his attendance at Board and committee meetings. Pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”), upon appointment to the Board, Mr. Singh received an automatic option grant for 30,000 shares of common stock that will vest and become exercisable in twelve installments of 2,500 shares every three months from the date of grant. On the date of each annual stockholders meeting occurring after 2009, Mr. Singh will automatically receive an immediately vested and exercisable option grant under the Plan to purchase 15,000 shares of common stock. Each such option granted has an exercise price per share equal to the closing price of the Company’s common stock on the grant date as quoted by the Nasdaq Global Market, has a maximum term of ten years, and is generally subject to the terms and conditions set forth in the Plan.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGHTNOW TECHNOLOGIES, INC.
(Registrant)

Dated: October 15, 2009	/s/ Jeffrey C. Davison
Jeffrey C. Davison
Chief Financial Officer, Vice President, and Treasurer

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